Exhibit 99.5

Dear Valued Channel Partners:

Today, we announced an agreement under which NCR, the global leader of point of sale and self service solutions in the Financial Services and Retail industries, intends to acquire all outstanding shares of Radiant. The combination is fully supported by the management teams of both companies. This $1.2 billion transaction will bring together two leading technology companies and accelerates NCR’s strategic focus on growing its business in the markets Radiant serves. NCR also provides an improved infrastructure which Radiant can leverage for the good of the industries we serve.

We are very excited about this announcement and believe that it will be great for our employees, customers and partners. NCR is a very well-respected company which has realized many successes in its 127-year history. NCR’s investment in Radiant reflects the strength of Radiant’s strategy, business model, results and excitement about our future. The combination of the two companies, which are very complementary, will allow us to leverage NCR’s infrastructure to better serve our markets. The Radiant business will become a new vertical business for NCR – which Andy Heyman, Radiant’s current Chief Operating Officer, will lead. Other members of the Radiant management team will also play integral roles in this new line of business for NCR.

NCR intends to help Radiant accelerate its growth strategy in the small business community. Accordingly, part of NCR’s strategic rationale for the acquisition is the opportunity to leverage Radiant’s strong channel partner community, enhancing NCR’s market coverage and ultimately supporting its goal of building a world-class channel partner network. The two businesses are very complementary and have virtually no overlap.

For the foreseeable future we plan to run this business status quo and as a result, expect minimal disruption to your business. Over time, we believe that the combined channel capabilities the new NCR creates will provide you with an unprecedented competitive advantage for your business. We will bring more solutions to more markets with this expanded partner network. We will deliver Radiant solutions through new channels reaching markets we do not currently serve, with a more recognized brand and set of distribution capabilities, and will assess a broader set of capabilities that can be delivered through the Radiant channel partner network.

You are a very important part of this strategy moving forward. We believe that together with your support, we can better serve our very important small business community and at the same time help your business prosper and grow.

If you have any questions, please feel free to contact me or your Account Manager/RSM.

Sincerely,

John Heyman, CEO

[Attach press release]

Important Information about the Tender Offer

The Offer described herein has not yet commenced, and the information attached is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the Offer is commenced, NCR will cause Radiant Acquisition Corporation to file a tender offer statement on Schedule TO with the SEC. Investors and Radiant shareholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by Radiant with the SEC, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov. A copy of the tender offer statement and the solicitation/recommendation statement will be made available free of charge to all shareholders of Radiant Systems, Inc. at www.radiantsystems.com or by contacting Radiant Systems, Inc. at 3925 Brookside Parkway, Alpharetta, Georgia 30022, Attn: Investor Relations Director, (770) 576-6000.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “future”; “anticipate”; “potential”; “believe”; or similar statements are forward-looking statements. Risks and uncertainties include uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of the Radiant shareholders will tender their stock in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, business partners or governmental entities; as well as risks detailed from time to time in Radiant’s public disclosure filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, subsequent quarterly filings on Form 10-Q and the solicitation/recommendation statement to be filed in connection with the tender offer. The information contained herein is as of July 11, 2011. Radiant disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the filing of this information or otherwise, except as expressly required by law. Copies of Radiant’s public disclosure filings are available from its investor relations department.